Dec.19, 2016

Contact:
Media Relations
(206) 304-0008
newsroom@alaskaair.com

Alaska Airlines announces new enhancements to Mileage Plan
Members now can book one-way travel for fewer miles, earn more miles on international travel, and elite members are eligible for First Class upgrades on award travel

SEATTLE — Alaska Airlines is upping the game by making its award-winning Mileage Plan more generous with the announcement of four flier-friendly enhancements. Mileage Plan members now can book award travel on Alaska Airlines flights using fewer miles, earn more miles when they fly on select Alaska Global Partners and elite members now are eligible for complimentary upgrades on award travel when they book main cabin tickets. Finally, with the recent combination with Virgin America, Alaska Airlines Mileage Plan members now can earn miles on Virgin America flights.

“At Alaska Airlines, we remain committed to our miles-based program. While many other airlines are heading in a different direction and simply looking at how much people spend, we’re focused on rewarding people across the board for how much they fly,” said Andrew Harrison, Alaska Airlines’ executive vice president and chief commercial officer. “Our combination with Virgin America, our portfolio of global partners and these enhancements to our award-winning Mileage Plan demonstrate our commitment to creating the most generous loyalty program for our customers.”

Mileage Plan enhancements include:

•
More value. Mileage Plan members can book award travel within the continental United States and Canada starting at 5,000 miles each way plus taxes and fees* for trips less than 700 miles. This is 30 percent fewer miles than what Mileage Plan members used to spend on the same award. For example, this includes trips between Seattle and San Francisco, San Francisco and Palm Springs, San Jose and Orange County and Seattle to Portland. Starting award prices for longer trips also have been reduced.

•
More miles. Earning miles on Alaska Global Partners is now easier. Mileage Plan members can earn up to 80 percent more miles when flying Business or First Class with select global partners including British Airways, Cathay Pacific, Emirates, Fiji Airways, Hainan Airlines, Icelandair, Japan Airlines, Korean Airlines, LATAM Airlines and Qantas. Members also can now earn on more global partner Economy Fare classes than ever before with Icelandair, Fiji Airways, Hainan Airlines, Japan Airlines and LATAM Airlines. These improvements are effective immediately. Additionally, Mileage Plan members now can earn miles when flying on Virgin America.

•
More upgrades. Mileage Plan elite members now are eligible for complimentary upgrades on award travel on Alaska-operated flights. This includes immediate, at-booking upgrades when available for refundable main cabin awards. All other award fares are eligible for upgrade within the normal upgrade window for the member’s status level.

The enhancements come after Alaska Airlines celebrated the completion of its combination with Virgin America, making the combined airline the fifth largest in the United States. Together with regional partners, Alaska Airlines serves 118 cities across North America and Central America and soon Cuba. Alaska Airlines is now the largest airline on the West Coast and offers more daily flights (1,200) to and from the West Coast than any other airline.

To learn more about these Mileage Plan enhancements, visit www.alaskaair.com/gamechanger.

The new Mileage Plan enhancements and network expansion come as Alaska Airlines and Delta Air Lines announce the end of their partnership effective April 30, 2017.

What this means for Mileage Plan members is that if they’ve already booked a flight on Delta Air Lines, these members still will be able to earn Alaska miles. For members who are about to book travel, they would need to book that travel and use it prior to April 30, 2017, to earn Alaska miles.

Mileage Plan members can continue to redeem miles for award travel on Delta Air Lines as long as the bookings occur before April 30, 2017. However, it is important to note that for travel after April 30, 2017, travelers will need to work directly with the operating carrier to address and accommodate any customer-initiated changes.

Effective April 30, 2017, the companies also will no longer offer bookings for travel on each other’s flights, through the practice known as code sharing. Both airlines will retain interline agreements so that they can assist passengers traveling on itineraries requiring multiple airlines. To learn more about the change with Delta Air Lines, visit www.alaskaair.com/Delta.

On the blog: What you need to know about the Alaska Airlines Mileage Plan enhancements and changes to the Delta Air Lines relationship.

* Taxes and fees starting from $5.60. Award availability and pricing may vary. The purchaser of an award ticket is responsible for all applicable taxes, fees, and checked baggage charges imposed by the transporting carrier(s) or U.S. or international authorities.

Alaska Airlines, together with its partners, flies 32 million customers a year to more than 118 cities with an average of 1,200 daily flights throughout the United States, Canada, Costa Rica, Mexico and soon Cuba. With Alaska’s global airline partners, customers can earn and redeem miles to more than 900 destinations worldwide. Onboard, customers are invited to make the most of their flight with amenities like power outlets at every seat, streaming entertainment direct to their device, Wi-Fi and an inspired food and beverage selection featured on most flights. Alaska Airlines ranked “Highest in Customer Satisfaction Among Traditional Carriers in North America” in the J.D. Power North American Airline Satisfaction Study for nine consecutive years from 2008 to 2016. Alaska Airlines Mileage Plan also ranked “Highest in Customer Satisfaction with Airline Loyalty Rewards Programs” in the J.D. Power Airline Loyalty/Rewards Program Satisfaction Report for the last three consecutive years. Alaska Airlines is a subsidiary of Alaska Air Group (NYSE: ALK). Learn more on the airline’s newsroom, blog, alaskaair.com, @AlaskaAir, facebook.com/alaskaairlines and linkedin.com/company/alaska-airlines.

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